Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results

•	Net earnings $0.13 per share; includes $0.82 per share of after-tax A&E reserve strengthening

•	Core net operating earnings $1.06 per share, includes $0.95 per share of after-tax catastrophe losses

•	Specialty P&C combined ratio of 99.3% includes 8.4 points of catastrophe losses

•	Full year 2017 core net operating earnings guidance revised to $5.90 – $6.20 per share

CINCINNATI – October 31, 2017 – American Financial Group, Inc. (NYSE: AFG) today reported 2017 third quarter net earnings attributable to shareholders of $11 million ($0.13 per share) compared to $109 million ($1.23 per share) for the 2016 third quarter. Net earnings for the quarter include after-tax charges of $74 million ($0.82 per share) to strengthen the Company’s asbestos and environmental (“A&E”) reserves, expenses of $2 million ($0.03 per share) related to the redemption of AFG’s 5.75% Senior Notes and $8 million ($0.08 per share) in after-tax realized losses on securities. Comparatively, net earnings in the 2016 third quarter included net after-tax charges of $25 million ($0.28 per share). Details may be found in the table below. Book value per share was $61.06 per share at September 30, 2017. Annualized return on equity was 1.0% and 9.9% for the third quarters of 2017 and 2016, respectively.

Core net operating earnings were $95 million ($1.06 per share) for the 2017 third quarter, compared to $134 million ($1.51 per share) in the 2016 third quarter. The decrease was primarily the result of lower operating earnings in our Specialty Property and Casualty (“P&C”) insurance operations, principally from previously announced catastrophe losses in the quarter. Book value per share, excluding unrealized gains related to fixed maturities, was $55.08 at September 30, 2017. Core net operating earnings for the third quarters of 2017 and 2016 generated annualized core returns on equity of 8.1% and 12.2%, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, rating agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes(a)	$158	$217	$582	$574
Pretax non-core items:
Realized gains (losses) on securities	(12)	2	(1)	(32)
Gain on sale of subsidiaries	—	—	—	2
Gain on sale of apartment property	—	—	—	32
Special A&E charges(b)	(113)	(41)	(113)	(41)
Neon exited lines charge	—	—	—	(65)
Loss on retirement of debt	(4)	—	(11)	—

Earnings before income taxes	29	178	457	470
Provision (credit) for income taxes:
Core operating earnings	63	79	189	202
Non-core items	(45)	(14)	(43)	(12)

Total provision (credit) for income taxes	18	65	146	190

Net earnings, including noncontrolling interests	11	113	311	280
Less net earnings attributable to noncontrolling interests:
Core operating earnings	—	4	2	14
Non-core items	—	—	—	2

Total net earnings attributable to noncontrolling interests	—	4	2	16

Net earnings attributable to shareholders	$11	$109	$309	$264

Net earnings:
Core net operating earnings(a)	$95	$134	$391	$358
Non-core items	(84)	(25)	(82)	(94)

Net earnings attributable to shareholders	$11	$109	$309	$264

Components of Earnings Per Share:
Core net operating earnings	$1.06	$1.51	$4.35	$4.04
Non-core Items:
Realized gains (losses) on securities	(0.08)	0.02	(0.01)	(0.21)
Gain on sale of subsidiaries	—	—	—	0.01
Gain on sale of apartment property	—	—	—	0.17
Special A&E charges(b)	(0.82)	(0.30)	(0.82)	(0.30)
Neon exited lines charge	—	—	—	(0.73)
Loss on retirement of debt	(0.03)	—	(0.08)	—

Diluted Earnings Per Share	$0.13	$1.23	$3.44	$2.98

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report substantial core net operating earnings during the quarter, notwithstanding challenges faced by the industry as a whole, including an unprecedented level of natural disasters and a continued low interest rate environment. Our thoughts and prayers remain with those who have been impacted by the catastrophic events these past few months. We are grateful to our claims professionals and insurance specialists who are helping our policyholders recover, restore their businesses and rebuild their communities.

“It is times like these that demonstrate the solid fundamentals underlying our business and the value within our diversified specialty insurance franchise. For the nine months ended September 30, 2017, AFG’s growth in adjusted book value per share plus dividends was 8.3%. Additionally, excess capital was approximately $1.1 billion (including parent company cash of approximately $435 million) at September 30, 2017. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, share repurchases, particularly when executed at attractive valuations, and returning capital to shareholders through dividends are an important and effective component of our capital management strategy. We will evaluate our excess capital position again in the fourth quarter of 2017. The special cash dividend paid in May 2017 does not preclude our consideration of additional special dividends and opportunistic share repurchases.

“Based on results for the first nine months of 2017, we now expect AFG’s core net operating earnings in 2017 to be in the range of $5.90 to $6.20 per share, revised downward from the range of $6.40 to $6.90 announced previously. This revised range gives effect to our results of operations through the first nine months of 2017, as well as our expectations for fourth quarter catastrophe losses, including the California wildfires. Our core earnings per share guidance assumes no change in the corporate tax rate of 35%, and excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Operating earnings in AFG’s P&C insurance operations were $95 million in the third quarter of 2017, compared to $153 million in the prior year period, a decrease of $58 million, or 38%. Lower P&C underwriting profit was partially offset by lower other expenses (primarily due to the impact of the noncontrolling interest in National Interstate in the third quarter of 2016).

The Specialty P&C insurance operations generated an underwriting profit of $9 million in the 2017 third quarter, compared to $78 million in the third quarter of 2016, with each of our Specialty P&C Groups reporting lower year-over-year underwriting profit, due primarily to significantly higher catastrophe losses. The third quarter 2017 combined ratio of 99.3% was 6.1 points higher than the 93.2% reported in the comparable prior year period. Results in the third quarter of 2017 include 8.4 points in catastrophe losses, compared to 1.2 points in the 2016 third quarter. Third quarter 2017 results include 2.9 points of favorable prior year reserve development, compared to 1.1 points in the comparable prior year period.

Gross and net written premiums were up 11% and 13%, respectively, for the third quarter of 2017, when compared to the same period in 2016. Pricing across our entire P&C Group was up 1% for the quarter.

The Property and Transportation Group reported an underwriting profit of $6 million in the third quarter of 2017, compared to $44 million in the third quarter of 2016. Lower underwriting profits in our crop, property & inland marine and ocean marine businesses were the primary drivers of these lower results. The comparable 2016 quarter included very strong profitability in our crop business. Catastrophe losses for this group were $25 million in the third quarter of 2017, compared to $7 million in the comparable prior year period.

Gross and net written premiums for the third quarter of 2017 were 8% and 7% higher, respectively, than the comparable 2016 period. The increase was largely the result of higher year-over-year premiums in our agricultural and transportation businesses. This growth was partially offset by lower premiums resulting from an exit from the customs bond business, which was part of our ocean marine operations. Overall renewal rates in this group increased 2% on average for the third quarter of 2017.

The Specialty Casualty Group reported a 2017 third quarter underwriting profit of $2 million, compared to $13 million in the third quarter of 2016. Higher underwriting profitability in our excess and surplus lines, targeted markets, workers’ compensation and professional liability businesses was more than offset by lower underwriting profitability within Neon, primarily the result of third quarter catastrophe losses. Catastrophe losses for this group were $56 million and $2 million, respectively, in the third quarters of 2017 and 2016, respectively.

Gross and net written premiums increased 18% and 24%, respectively, for the third quarter of 2017 when compared to the same prior year period. New accounts written in our targeted markets businesses were the primary driver of the increase. Additionally, higher premiums in our workers’ compensation businesses, primarily the result of rate increases in Florida, coupled with growth in our executive liability, excess and surplus businesses and Neon, contributed to the year-over-year growth. In addition, net written premiums were higher as the result of timing of reinsurance placements within Neon. Renewal pricing for this group increased by 1% in the third quarter.

The Specialty Financial Group reported an underwriting loss of $3 million in the third quarter of 2017, compared to an underwriting profit of $19 million in the third quarter of 2016. The decrease was due primarily to catastrophe losses in the lender-placed mortgage property book. Most of the other businesses in this group continued to achieve strong underwriting margins. Catastrophe losses for this group were $31 million and $5 million in the third quarters of 2017 and 2016, respectively.

Gross written premiums decreased by 3% and net written premiums increased 1% in the 2017 third quarter when compared to the same 2016 period. Lower premiums in our financial institution business, which were largely ceded, were partially offset by higher premiums in our surety business. Renewal pricing in this group decreased by 1% for the quarter.

Carl Lindner III stated, “Catastrophe losses played a large role in reducing underwriting profits across each of our Specialty P&C groups in the third quarter. I’m very pleased, however, with the strong growth across our portfolio of businesses and otherwise strong underwriting profitability reported during the quarter. We have updated our 2017 P&C net written premium and combined ratio guidance based on results through the first nine months of the year, and with consideration to fourth quarter catastrophe estimates related to the California wildfires. We now estimate growth in net written premium to be between 6% and 9% and expect an overall 2017 calendar year combined ratio in the range of 94% to 95%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Third Quarter Catastrophe Losses

AFG announced an initial $105 million pretax loss estimate for third quarter 2017 catastrophe events on October 3, 2017. The impact of these catastrophe events on AFG’s third quarter 2017 results of operations by sub-segment of the Specialty Property and Casualty Insurance Group, which has not changed since the preannounced information, is as follows:

Dollars in millions	Property & Transportation	Specialty Casualty	Specialty Financial	Specialty Other	Specialty P&C Insurance Group
Catastrophe reinstatement premium	$2	$2	$2	$—	$6
Catastrophe loss	23	54	29	1	107

Total current accident year catastrophe loss	$25	$56	$31	$1	$113

Underwriting expense (commission expense reduction)					(8)

Pretax loss					$105

After-tax loss					$87

Loss per AFG share					$0.95

Annuity Segment

As shown in the following table, AFG’s Annuity Segment contributed $102 million in pretax operating earnings in the third quarter of 2017 compared to $107 million in the third quarter of 2016. Earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were $106 million in both the third quarters of 2017 and 2016, as shown in the table that follows:

Components of Annuity Operating Earnings Before Income Taxes

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
Dollars in millions	2017	2016		2017	2016
Annuity earnings before fair value accounting for FIAs	$106	$106	—	$305	$292	4%
Impact of fair value accounting for FIAs	(4)	1	nm	(22)	(56)	nm

Pretax annuity operating earnings	$102	$107	(5%)	$283	$236	20%

Annuity Earnings Before Fair Value Accounting for FIAs – AFG’s quarterly average annuity investments and reserves grew approximately 11% and 12%, respectively, year-over-year; however, the benefit of this growth was offset by the runoff of higher yielding investments. Both quarterly periods included the positive impact from a strong stock market and the higher than expected income from certain investments required to be marked to market though earnings.

Impact of Fair Value Accounting for FIAs – Under Generally Accepted Accounting Principles (GAAP), a portion ($2.3 billion at September 30, 2017) of the reserves for FIAs is considered an embedded derivative and is recorded at fair value using assumptions for items such as projected interest rates, option costs and surrenders. In addition to the interest expense related to the embedded derivative reserve, the amounts shown in the table above under “Impact of fair value accounting for FIAs” include the impact of variances from those assumptions, as well as changes in the stock market. Many of these adjustments are not economic in nature, but rather impact the timing of reported results.

In the third quarter of 2017, the benefit of a higher stock market was more than offset by lower interest rates, resulting in a $4 million unfavorable impact to annuity operating earnings. In the third quarter of 2016, the impact from changes in the stock market and interest rates was a positive $1 million.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $876 million in the third quarter of 2017, compared to $941 million in the third quarter of 2016. This decrease resulted from AFG’s adherence to pricing discipline in a relatively low and decreasing interest rate environment during the year, as well as from aggressive pricing by certain of its competitors.

Craig Lindner stated, “I am pleased with our annuity operating earnings in the quarter. We continue to focus on achieving appropriate returns on new business, effectively managing the interest spread on our inforce business and prudently managing our expenses. Disciplined product pricing and development of products that are consumer-friendly are important to our strategy, which includes growing our business only when we can achieve desired long-term returns. We believe we continue to be well-positioned in a changing regulatory environment.

“For earnings before the impact of fair value accounting for FIAs, AFG is increasing its 2017 full year expectations to a range of $395 to $410 million, up from our previous guidance of $385 to $405 million. This guidance assumes modest increases in the stock market and interest rates in the fourth quarter, as well as a more normalized expectation of earnings from certain investments required to be marked to market through earnings.

“Including the impact of fair value accounting for FIAs, we continue to believe that full year 2017 pretax annuity operating earnings will be in the range of $370 to $390 million.

“Finally, based on premiums through the first nine months of the year and our recent levels of sales, we expect that premiums for the full year of 2017 will be slightly lower than the $4.4 billion reported in 2016.”

Fluctuations in the returns on investments that are required to be marked to market through earnings, or large changes in interest rates and/or the stock market, as compared to the Company’s expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results. These earnings expectations do not reflect any potential earnings impact from our annual fourth quarter review (“unlocking”) of the major actuarial assumptions in our fixed annuity business.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement, which is posted on our website.

Department of Labor (DOL) Rule – The DOL Fiduciary Rule became effective on June 9, 2017, although the DOL delayed certain requirements until January 1, 2018. As a result, insurance-only agents are able to continue selling fixed-indexed annuities through the end of 2017, provided the agent acts in the customer’s best interest, makes no misleading statements and receives only reasonable compensation. The DOL recently released a proposal to delay full implementation of the rule until July 1, 2019. There is uncertainty as to whether the rule will take effect in its current form at that date. AFG’s management continues to believe that full implementation is likely to cause some short-term disruption in annuity premiums. Nonetheless, management does not believe the new rule will have a material impact on AFG’s results of operations.

A&E Reserves

During the third quarter of 2017, AFG completed a comprehensive external study of its asbestos and environmental exposures relating to the run-off operations of its P&C Group and its exposures related to former railroad and manufacturing operations and sites. The comprehensive external study resulted in non-core after-tax special charges of $74 million ($113 million pretax) to increase AFG’s A&E reserves.

The P&C Group’s asbestos reserves were increased by $53 million (net of reinsurance) and its environmental reserves were increased by $36 million (net of reinsurance). At September 30, 2017, the P&C Group’s insurance reserves include A&E reserves of $408 million, net of reinsurance recoverables. At September 30, 2017, the property and casualty insurance segment’s three-year survival ratios were 17.5 times paid losses for asbestos reserves, 11.8 times paid losses for environmental reserves and 14.6 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by S&P Global Market Intelligence as of December 31, 2016, which indicate that industry survival ratios were 6.2 for asbestos, 7.1 for environmental, and 6.4 for total A&E reserves.

Over the past few years, the focus of AFG’s asbestos claims litigation has shifted to smaller companies and companies with ancillary exposures. AFG’s insureds with these exposures have been the driver of our P&C asbestos reserve increases in recent years. AFG is seeing modestly increasing estimates for indemnity and defense compared to prior studies. Overall, the rate of new asbestos cases received is down modestly. AFG’s comprehensive external study incorporates, among other factors, the increase in projected industry ultimate losses attributable to asbestos exposures, as well as revised estimates for future claims emergence, which has resulted in an increase in our provision for future asbestos claims.

The increase in P&C environmental reserves was primarily associated with updated estimates of site investigation costs with respect to existing sites and newly identified sites. AFG is seeing increased legal defense costs in environmental claims generally, as well as a number of claims and sites where the estimated investigation and remediation costs have increased. Certain individual claims are taking a longer time to settle than originally estimated, causing us to increase our reserves to reflect related increased costs. As in past years, there were no new or emerging broad industry trends that were identified in this study.

In addition, the study encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the study, AFG increased its reserve for these asbestos and environmental exposures by $24 million, due primarily to relatively small movements across several sites that primarily reflect changes in the scope and costs of investigation. In addition, we have seen a small increase in claims arising from exposure to deleterious substances other than asbestos, which has caused us to increase our estimated future liability.

Investments

AFG recorded third quarter 2017 net realized losses on securities of $8 million after tax and after deferred acquisition costs (DAC), compared to net realized gains on securities of $1 million in the comparable prior year period. Unrealized gains on fixed maturities were $533 million, after tax, after DAC at September 30, 2017, an increase of $227 million since year-end. Our portfolio continues to be high quality, with 90% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the nine months ended September 30, 2017, P&C net investment income was approximately 4% higher than the comparable 2016 period.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Loss on Retirement of Debt

On August 25, 2017, AFG redeemed all $125 million principal amount of its outstanding 5.75% Senior Notes due August 2042, at 100% of principal plus accrued and unpaid interest. The redemption resulted in after-tax expenses of $2 million ($0.03 per share) related to unamortized debt issue costs.

The redemption of 5.75% Senior Notes was financed, in part, by the $345 million of net proceeds from the June 2017 offering of $350 million of 4.50% Senior Notes due June 15, 2047. It is expected that the redemption of the 5.75% Senior Notes (along with the redemption of AFG’s $230 million of 6.375% Senior Notes in June) and the issuance of the 4.50% Senior Notes in June 2017 will result in annual pretax interest savings to AFG of $6 million ($0.04 per share after-tax), beginning in 2018.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $60 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures, including as a result of the outcome of U.S. business tax reform efforts; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2017 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, November 1, 2017. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 95945506. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on November 8, 2017. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 95945506.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until November 8, 2017 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG17-20

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues
P&C insurance net earned premiums	$1,267	$1,159	$3,354	$3,184
Life, accident & health net earned premiums	6	6	17	18
Net investment income	471	433	1,366	1,267
Realized gains (losses) on:
Securities	(12)	2	(1)	(32)
Subsidiaries	—	—	—	2
Income of managed investment entities:
Investment income	54	48	155	141
Gain on change in fair value of assets/liabilities	1	11	12	9
Other income	48	46	154	172

Total revenues	1,835	1,705	5,057	4,761
Costs and expenses
P&C insurance losses & expenses	1,352	1,121	3,301	3,071
Annuity, life, accident & health benefits & expenses	276	251	812	797
Interest charges on borrowed money	21	19	65	56
Expenses of managed investment entities	45	38	137	109
Other expenses	112	98	285	258

Total costs and expenses	1,806	1,527	4,600	4,291

Earnings before income taxes	29	178	457	470
Provision for income taxes(c)	18	65	146	190

Net earnings including noncontrolling interests	11	113	311	280
Less: Net earnings attributable to noncontrolling interests	—	4	2	16

Net earnings attributable to shareholders	$11	$109	$309	$264

Diluted Earnings per Common Share	$0.13	$1.23	$3.44	$2.98

Average number of diluted shares	90.0	88.5	89.7	88.4

	September 30, 2017	December 31, 2016
Selected Balance Sheet Data:
Total cash and investments	$45,253	$41,433
Long-term debt	$1,284	$1,283
Shareholders’ equity(d)	$5,379	$4,916
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(d)	$4,852	$4,617
Book value per share	$61.06	$56.55
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$55.08	$53.11
Common Shares Outstanding	88.1	86.9

Footnotes (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2017	2016		2017	2016
Gross written premiums	$2,104	$1,899	11%	$4,931	$4,540	9%

Net written premiums	$1,433	$1,268	13%	$3,590	$3,303	9%

Ratios (GAAP):
Loss & LAE ratio	71.4%	62.9%		64.0%	61.0%
Underwriting expense ratio	27.9%	30.3%		31.2%	31.9%

Specialty Combined Ratio	99.3%	93.2%		95.2%	92.9%

Combined Ratio – P&C Segment	106.4%	96.3%		97.9%	96.0%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$1,073	$991	8%	$2,062	$1,927	7%
Specialty Casualty	850	722	18%	2,350	2,108	11%
Specialty Financial	181	186	(3%)	519	505	3%

	$2,104	$1,899	11%	$4,931	$4,540	9%

Net Written Premiums:
Property & Transportation	$624	$585	7%	$1,341	$1,278	5%
Specialty Casualty	624	504	24%	1,725	1,526	13%
Specialty Financial	150	149	1%	440	418	5%
Other	35	30	17%	84	81	4%

	$1,433	$1,268	13%	$3,590	$3,303	9%

Combined Ratio (GAAP):
Property & Transportation	98.9%	91.1%		94.3%	92.4%
Specialty Casualty	99.5%	97.4%		97.1%	95.7%
Specialty Financial	102.2%	86.4%		90.4%	84.5%
Aggregate Specialty Group	99.3%	93.2%		95.2%	92.9%

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(8)	$(5)	$(36)	$(34)
Specialty Casualty	(23)	(2)	(34)	(16)
Specialty Financial	(5)	(6)	(22)	(17)
Other Specialty	(2)	(1)	2	(4)

Specialty Group Excluding A&E and Neon Charge	(38)	(14)	(90)	(71)
Special A&E Reserve Charge – P&C Run-off	89	36	89	36
Neon Exited Lines Charge and Other	1	—	3	57

Total Reserve Development	$52	$22	$2	$22

Points on Combined Ratio:
Property & Transportation	(1.5)	(1.2)	(3.0)	(2.8)
Specialty Casualty	(4.0)	(0.3)	(2.1)	(1.1)
Specialty Financial	(3.1)	(3.9)	(5.0)	(4.0)
Aggregate Specialty Group	(2.9)	(1.1)	(2.6)	(2.1)
Total P&C Segment	4.2	2.0	0.1	0.7

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2017	2016		2017	2016
Annuity Premiums:
Financial Institutions	$442	$532	(17%)	$1,906	$1,792	6%
Retail	386	358	8%	1,371	1,359	1%
Education Market	41	42	(2%)	133	144	(8%)
Variable Annuities	7	9	(22%)	22	29	(24%)

Total Annuity Premiums	$876	$941	(7%)	$3,432	$3,324	3%

Components of Operating Earnings Before Income Taxes

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2017	2016		2017	2016
Revenues:
Net investment income	$375	$351	7%	$1,082	$1,010	7%
Other income	26	26	—	79	76	4%

Total revenues	401	377	6%	1,161	1,086	7%
Costs and Expenses:
Annuity benefits	215	189	14%	635	640	(1%)
Acquisition expenses	54	53	2%	153	127	20%
Other expenses	30	28	7%	90	83	8%

Total costs and expenses	299	270	11%	878	850	3%

Operating earnings before income taxes	$102	$107	(5%)	$283	$236	20%

Supplemental Fixed Annuity Information

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2017	2016		2017	2016
Operating earnings before impact of fair value accounting on FIAs	$106	$106	—	$305	$292	4%
Impact of fair value accounting	(4)	1	nm	(22)	(56)	nm

Operating earnings before income taxes	$102	$107	(5%)	$283	$236	20%

Average fixed annuity reserves*	$32,029	$28,538	12%	$31,141	$27,778	12%
Net interest spread*	2.69%	2.85%		2.63%	2.75%
Net spread earned before impact of fair value accounting*	1.36%	1.46%		1.32%	1.37%
Net spread earned after impact of fair value accounting*	1.31%	1.47%		1.23%	1.10%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Core Operating Earnings before Income Taxes:
P&C insurance segment	$95	$153	$427	$450
Annuity segment, before impact of fair value accounting	106	106	305	292
Impact of fair value accounting	(4)	1	(22)	(56)
Run-off long-term care and life segment	2	1	4	—
Interest & other corporate expenses	(41)	(48)	(134)	(126)

Core operating earnings before income taxes	158	213	580	560
Related income taxes*	63	79	189	202

Core net operating earnings	$95	$134	$391	$358

*	The following table details the drivers of AFG’s effective tax rate on core operating earnings as compared to the statutory tax rate of 35%:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Statutory tax rate	35%	35%	35%	35%
Tax exempt interest	(4%)	(3%)	(3%)	(3%)
Dividends received deduction	(1%)	(1%)	(1%)	(1%)
Stock-based compensation	—%	—%	(2%)	—%
Change in valuation allowance	10%	3%	3%	3%
Other	—%	3%	1%	2%

Effective tax rate on core operating earnings	40%	37%	33%	36%

b)	Reflects the following effects of special A&E charges during the third quarter and first nine months of 2017 and 2016 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
	2017	2016	2017	2016	2017	2016
A&E Charges:
P&C insurance run-off operations
Asbestos	$53	$5	$34	$3
Environmental	36	31	24	20

	$89	$36	$58	$23	$0.64	$0.26

Former railroad & manufacturing operations
Asbestos	$4	$—	$3	$—
Environmental	20	5	13	3

	$24	$5	$16	$3	$0.18	$0.04

Total A&E	$113	$41	$74	$26	$0.82	$0.30

c)	The following table details the drivers of AFG’s effective tax rate on GAAP earnings before income taxes as compared to the statutory tax rate of 35%:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Statutory tax rate	35%	35%	35%	35%
Tax exempt interest	(17%)	(3%)	(4%)	(4%)
Dividends received deduction	(7%)	(1%)	(1%)	(1%)
Stock-based compensation	(3%)	—%	(3%)	—%
Change in valuation allowance	55%	4%	4%	9%
Other	(1%)	2%	1%	1%

Effective tax rate	62%	37%	32%	40%

d)	Shareholders’ Equity at September 30, 2017 includes $533 million ($6.05 per share) in unrealized after-tax gains on fixed maturities and $6 million ($0.07 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2016 includes $306 million ($3.52 per share) in unrealized after-tax gains on fixed maturities and $7 million ($0.08 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

e)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.